Exhibit 99.2
CONSENT SOLICITATION STATEMENT
BEARINGPOINT, INC.
Solicitation of Consents to Amendments to the Indenture and Waiver of Defaults
in Respect of its
$250,000,000 principal amount of 2.50% Series A Convertible Subordinated Debentures due December 15, 2024 (CUSIP No. 074002AA4)
$200,000,000 principal amount of 2.75% Series B Convertible Subordinated Debenture due December 15, 2024 (CUSIP No. 074002AB2)
$200,000,000 principal amount of 5.00% Convertible Senior Subordinated Debentures due April 15, 2025 (CUSIP No. 074000AE0)

THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2006, UNLESS EXTENDED (THE “EXPIRATION DATE”). IF THE REQUIRED CONSENTS (AS DEFINED BELOW) HAVE NOT BEEN RECEIVED BY THE EXPIRATION DATE, THE COMPANY MAY, IN ITS SOLE DISCRETION, TERMINATE THE SOLICITATION OR EXTEND THE SOLICITATION WITH RESPECT TO ONE OR MORE SERIES OF DEBENTURES FOR A SPECIFIED PERIOD. CONSENTS MAY BE REVOKED PRIOR TO THE DATE ON WHICH THE SUPPLEMENTAL INDENTURES BECOME EFFECTIVE ON THE TERMS AND CONDITIONS SET OUT IN THIS STATEMENT.
     Subject to the terms and conditions set forth in this Consent Solicitation Statement (the “Statement”), BearingPoint, Inc. (“BearingPoint” or the “Company”) hereby solicits (the “Solicitation”) the consents (the “Consents”) of Holders (the “Record Holders”) of record as of 5:00 p.m., New York City time, on October 17, 2006 (the “Record Date”) of each of the Company’s (i) 2.50% Series A Convertible Subordinated Debentures due 2024 (the “Series A Debentures”) governed by the Indenture dated as of December 22, 2004 (the “Series A & B Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), (ii) 2.75% Series B Convertible Subordinated Debentures due 2024 (the “Series B Debentures”) governed by the Series A & B Indenture and (iii) 5.00% Convertible Senior Subordinated Debentures Due 2025 (the “5% Debentures,” and together with the Series A Debentures and the Series B Debentures, the “Debentures”) governed by the Indenture dated as of April 27, 2005 (the “5% Indenture,” and together with the Series A & B Indenture, the “Indentures”), between the Company and the Trustee, to a waiver of Sections 5.02 and 5.03 of each Indenture (the “Proposed Waiver”) set forth in the accompanying Consent Form (the “Consent Form), to the rescission of any and all accelerations related thereto under Section 7.02 of each Indenture (the “Rescission”) described herein and to amendments to each Indenture (the “Proposed Amendment”) set forth in supplemental indentures to the Indenture (the “Supplemental Indentures”) described herein.
     As previously disclosed, the Company has not filed its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) or its Quarterly Reports on Form 10-Q for any of the quarterly periods in 2005 or 2006 (the 2005 Form 10-K and such Forms 10-Q are referred to as the “Delayed SEC Reports.” As a result of our failure to file our 2005 Form 10-K on a timely basis, certain Holders of the Series B Debentures served us with a notice of default alleging a breach of the covenant in the Series A & B Indenture requiring us to provide to the Trustee and Holders copies of the reports and other information (“SEC Reports”) the Company files with the Securities and Exchange Commission (the “SEC”). These requirements in the Series A & B Indenture and the 5% Indenture is hereafter referred to as the “Reporting Covenants.”
     Absent the Consents, it is possible that the Holders of the Debentures will attempt to accelerate the maturity of the Debentures as a result of our failure to file the Delayed SEC Reports.
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Citigroup
October 18, 2006

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     The Proposed Amendments will provide that (i) during the period beginning with the effectiveness of the Proposed Amendments and ending at 5:30 p.m., New York City time, on October 31, 2007, a failure to comply with the Reporting Covenants will not constitute a default under the Indentures, (ii) if the Company is not in compliance with the Reporting Covenants at 5:30 p.m., New York City time, on October 31, 2007, then the Company can elect to pay to the Holders of Debentures as to which the Company has received and accepted Consents prior to the Expiration Date an additional consent fee of $2.50 and during the period beginning with 5:30 p.m., New York City time, on October 31, 2007 and ending at 5:30 p.m., New York City time, on October 31, 2008, a failure to comply with the Reporting Covenants will not constitute a default under the Indentures and (iii) during any period in which the failure to comply with the Reporting Covenants will not constitute a default under the Indentures as provided in the applicable Supplemental Indenture, any event of default or other similar condition or event (however described) that results in the acceleration of maturity resulting from the failure to comply with the Reporting Covenants (or substantially similar covenants) with respect to any series of debt securities of the Company outstanding on the date of the Supplemental Indenture shall not constitute default under the Indentures. The Proposed Waiver will provide that any and all defaults that may have occurred prior to the effectiveness of the Proposed Amendments relating to our failure to file the Delayed SEC Report and provide copies of the Delayed SEC Report to the Trustee and the Holders of the Debentures are waived. The Rescission will provide that any and all accelerations that may have arisen under the Indenture as a result of a failure by the Company to comply fully with the Reporting Covenants prior to the Effective will be rescinded. For a description of the Proposed Amendments, Proposed Waiver and Rescission, see “The Proposed Amendments, Waiver and Rescission.”
     On the business day following the Expiration Date, or as promptly as practicable thereafter, the Company will pay to each Holder as to which the Company has received and accepted Consents prior to the Expiration Date the Initial Consent Fee. The “Initial Consent Fee” for each $1,000.00 principal amount of Securities as to which the Company has received and accepted Consents prior to the Expiration Date will be equal to the product of $10.00 multiplied by a fraction, the numerator of which is the aggregate principal amount of Debentures outstanding on the Expiration Date and the denominator of which is the aggregate principal amount of Debentures as to which the Company has received and accepted Consents prior to the Expiration Date, payable in cash. If the Company is not in compliance with the Reporting Covenants at 5:30 p.m., New York City time, on October 31, 2007, a failure to comply with the Reporting Covenants will not constitute a default under the Indentures during the period beginning with 5:30 p.m., New York City time, on October 31, 2007 and ending at 5:30 p.m., New York City time, on October 31, 2008 if the Company elects to pay to each Holder on the business day following October 31, 2007, or as promptly as practicable thereafter, an additional $2.50 for each $1,000.00 in principal amount of Debentures as to which the Company has received and accepted Consents prior to the Expiration Date (the “Additional Consent Fee”), payable in cash. The Initial Consent Fee and Additional Consent Fee are hereafter collectively referred to as the “Consent Fees.”
     The Solicitation is being made upon the terms and is subject to the conditions set forth in this Statement and the accompanying consent form (the “Consent Form”). The Company is seeking the Consents as a single proposal with respect to the Debentures. Accordingly, a Consent Form purporting to consent only to the Proposed Amendments or the Proposed Waiver or the Rescission will not be valid.
     The terms and conditions of the Consent Form and the parties respective obligations therein are conditioned upon the Holders of at least a majority in aggregate principal amount outstanding of each series of Debentures entering into the Waiver and Consent contained in the Consent Form. The Supplemental Indentures will be executed and delivered following the satisfaction of the foregoing conditions and the receipt by the Company and the Trustee of the Consents of Holders of at least a majority in aggregate principal amount outstanding of each series of Debentures, excluding Debentures owned by the Company or its affiliates (the “Required Consents”) (such time with respect to the Supplemental Indenture, the “Effective Time”). The Company will make a public announcement of the Effective Time at or prior to 9:00 a.m., New York City time, on the next business day after the Effective Time. If the Effective Time does not occur, no Consent Fee will be paid. Subject to applicable law, the Company may terminate the Solicitation at any time prior to the Effective Time, in which case any Consents received will be voided and no Consent Fee will be paid.
     The Company may purchase Debentures from time to time, including during the Consent Solicitation. The Company retains the right to waive any of the conditions to the Solicitation at any time on or prior to the business day following the Expiration Date.

ii

     Until the Effective Time, Holders may revoke Consents. Any notice of revocation received after the Effective Time will not be effective. See “The Solicitation—Revocation of Consents”. From and after the Effective Time, each present and future Holder of Debentures will be bound by the Proposed Amendments, Proposed Waiver and Rescission, whether or not such Holder delivered a Consent.
     Notwithstanding anything to the contrary set forth in this Statement, the Company reserves the right at any time on or prior to the business day following the Expiration Date to (i) prior to the satisfaction of all conditions to the Solicitation, terminate the Solicitation for any reason, (ii) extend the Solicitation with respect to one or more series of Debentures from time to time if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation with respect to one or more series of Debentures, (iv) modify the form or amount of the consideration to be paid to the Holders of one or more series of Debentures pursuant to the Solicitation, or (v) waive any of the conditions to the Solicitation, subject to applicable law. See “The Solicitation—Expiration Date; Extensions; Amendment”.

iii

EXHIBIT A
IMPORTANT
     Holders are requested to read and carefully consider the information contained herein and to give their Consent to the Proposed Amendments and Proposed Waiver and Rescission by properly completing, executing and delivering the accompanying Consent Form in accordance with the instructions set forth herein and therein.
     Holders who wish to consent must deliver their properly completed and executed Consent Form to the Information Agent (as defined below) at the address set forth on the back cover page of this Statement and in the Consent Form in accordance with the instructions set forth herein and therein. Consents should not be delivered to us, the Trustee or the Solicitation Agent (as defined below). However, the Company reserves the right to accept any Consent received by us, the Trustee or the Solicitation Agent. Any beneficial owner of Debentures who is not a Holder of such Debentures must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.
     Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.
     Please handle this matter through your bank or broker. Questions concerning the terms of the Solicitation should be directed to the Solicitation Agent at the address or telephone numbers set forth on the back cover page of this Statement. Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Solicitation Agent or the Information Agent at the addresses or telephone numbers set forth on the back cover page of this Statement.
     No person has been authorized to give any information or make any representations other than those contained in this Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Solicitation Agent, the Information Agent or any other person.
     The statements made in this Statement are made as of the date of this Statement and delivery of this Statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this Statement is based upon information provided solely by us. The Solicitation Agent has not independently verified and does not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.
     The Solicitation is not being made to, and a Consent Form will not be accepted from or on behalf of, a Holder in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any Holder in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of us by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
     Unless otherwise stated, the terms “we,” “us” and “our” refer to BearingPoint, Inc., or BearingPoint, Inc. taken together with its subsidiaries, as the context may require.
     Terms used in this Statement that are not otherwise defined herein have the meanings set forth in the Indenture.

BEARINGPOINT, INC.
     BearingPoint, Inc. is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the Company has over 17,000 employees and major practice areas focusing on the public services, financial services and commercial services markets. For nearly 100 years, the Company’s professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com. Information on our website is not part of this Statement.
     Our principal executive offices are located at 1676 International Drive, McLean, Virginia 22102, and our telephone number is (703) 747-3000. The URL of our website is http://www.BearingPoint.com. Information on our website does not constitute part of this Statement and you should rely only on the information contained in this Statement when making a decision as to whether to deliver your consent.
RISK FACTORS
Consequences of Recent Litigation Regarding Series B Debentures
     On September 20, 2006, the Company received an order entered (the “Order”) by the New York State Supreme Court for New York County (the “NY County Court”) finding the Company in default under the Series A & B Indenture as a result of the Company’s failure to timely provide certain SEC Reports to the Trustee. In its decision, the NY County Court determined that the amount of damages to the Holders of the Series B Debentures was to be determined subsequently at trial.
     While the action in NY County Court was brought on behalf of the Holders of the Series B Debentures, the Series A Debentures were also issued pursuant to the same Indenture. In addition, the 5% Indenture contains a covenant regarding delivery of certain periodic SEC reports similarly worded to that contained in the Series A & B Indenture.
     As a result of the Order, it is possible the Holders of the Series A Debentures and the 5% Debentures might also seek to serve the Company with a notice of default or acceleration alleging the Company’s breach of the reporting covenants. Furthermore, the uncertainty created by the Order creates the possibility that the Company could repeatedly be held in breach of these reporting covenants for so long as the Company is not current in its SEC filings and, as demonstrated by the actions taken by the Holders of Series B Debentures. The Company believes this state of affairs is not in the best interests of the Company, its shareholders, employees or clients. The Company has commenced discussions with representatives of the holders of all of its debentures with the intention of resolving these issues as soon as possible, but will continue to preserve its rights in the current litigation by simultaneously pursuing an appeal.
Possible Impact on Other Indebtedness
     If amounts due and owing under the Company’s $150.0 million Senior Secured Credit Facility, as entered into on July 19, 2005 and as amended on December 21, 2005, March 30, 2006, and July 19, 2006, (the “2005 Credit Facility”), the 5% Debentures, the Company’s 0.50% Convertible Senior Subordinated Debentures due 2010 (the “Senior Debentures”) or the Series A Debentures and Series B Debentures were to be accelerated, there would be a material and adverse effect on the Company’s financial condition absent a waiver, amendment or other restructuring of the relevant agreements. Similarly, if amounts such as the damages currently demanded by the Holders of the Series B Debentures were to be paid out or demanded by the Holders of the Series A Debentures, the 5% Debentures or the Senior Debentures, there could be a material adverse effect on the Company’s financial condition and results of operations.
     Series A Debentures, 5% Debentures and Senior Debentures
     As of September 25, 2006, the Company had $690 million aggregate principal amount of debentures outstanding, including: (i) $250 million principal amount of the Series A Debentures, (ii) $200 million principal amount of the Series B Debentures, (iii) $200 million principal amount of 5% Debentures and (iv) $40 million principal amount of Senior Debentures. As a result of the Order, it is the Company’s view that generally accepted accounting principles in the United States would require the reclassification of the liabilities associated with the principal of these debentures to current, rather than long-term liabilities. If such a reclassification were to occur, the Company would receive an opinion from its independent registered public accountants containing an explanatory paragraph indicating uncertainty about the Company’s ability to continue as a going concern relative to the financial statements to be included in its 2005 Form 10-K, which has not yet been filed.
     As a result of the Order, the Company would be prohibited from making payments to the Holders of the Debentures until amounts owing under the 2005 Credit Facility have been repaid in full. In addition, under the terms of the debentures, the Company is limited in its ability to make payments to the Holders of its Series A Debentures and Series B Debentures while senior indebtedness, including the 5% Debentures and the Senior Debentures, is outstanding.
     If any indebtedness of the Company is accelerated in an aggregate amount of $25 million or more as a result of the Company’s failure to pay or an event of default under such indebtedness, an event of default would occur under the Senior Debentures, and such debentures could be accelerated.
     The 2005 Credit Facility
     At September 25, 2006, the Company had no borrowings and approximately $81.6 million of letters of credit outstanding under the 2005 Credit Facility.
     The 2005 Credit Facility provides that an event of default shall occur if (i) the Company has failed to observe or perform any term, covenant, condition or agreement under the Indentures, and (ii) the effect of such failure is to cause, or to permit the holders of any debentures or the relevant trustee to cause, more than $18.0 million of the debentures to become due prior to their stated maturity date. Upon the occurrence of such an event of default under the 2005 Credit Facility, the lenders have the right, among other rights, to require the Company to post cash collateral in an amount equal to 105% of the letters of credit outstanding, to terminate any remaining commitments, to declare all borrowings outstanding under the 2005 Credit Facility (together with accrued and unpaid interest and other fees) to be immediately due and payable, and to proceed against their collateral and against the Company’s assets generally. In addition, any default under the 2005 Credit Facility could lead to an acceleration of debt under the Credit Facility and under other debt instruments that contain cross-acceleration provisions. Both of the Indentures and the July 2005 Senior Debentures contain cross-acceleration provisions.
     On September 29, 2006, the Company amended the 2005 Credit Facility to extend the deadline for filing of the Company’s Form 10-K for the year ended December 31, 2005 to October 31, 2006.
     Possible Impact on Surety Bonds and Public Services Business Unit
     Some of the Company’s clients, primarily in state and local markets, require the Company to obtain surety bonds in support of client engagements. Until the implications in the Series B Debenture litigation described above can be resolved, the Company cannot be certain that surety bonds will be further available to it on acceptable terms, if at all. If the Company cannot obtain surety bonds on acceptable terms, it may be unable to obtain new client engagements that require them. In turn, the Company’s current and anticipated revenue, particularly from its public services business unit, could be materially and adversely affected, which would materially and adversely affect the Company’s financial condition and results of operations.
     As of September 25, 2006, the Company had approximately $159.4 million of outstanding surety bonds. The issuers of the Company’s outstanding surety bonds may, at any time, require that the Company post cash collateral and, in some instances, letters of credit as security to support these obligations. As of September 25, 2006, $59.2 million in letters of credit had been issued under the 2005 Credit Facility in support of surety bonds and no cash collateral had been provided. If all of the issuers of the Company’s surety bonds exercised their rights in full as of September 25, 2006, then the Company would be required to deposit or advance approximately $100 million in cash collateral or letters of credit.

     Liquidity and Capital Resources
     The Company’s primary sources of liquidity are cash flows from operations and existing cash balances. The Company’s business has not generated positive cash from operating activities in some recent periods, which has adversely affected its liquidity. As of September 25, 2006, the Company estimates that its cash balance was approximately $291 million. These balances have been, and may continue to be, affected by, among other things: losses on the Company’s contract with Hawaiian Telecommunications, Inc. where the Company has been engaged to design, build and operate various systems for the client and, for various reasons, contractual milestones have been missed; significant finance and accounting costs related to closing its 2005 financial statements and conducting the related audit; goodwill impairment, and increased compensation expense related to various employee retention initiatives. The Company may be limited in its ability to repatriate cash from its foreign subsidiaries or manage its overall cash requirements among its subsidiaries because of, among other reasons, laws restricting movement of cash, adverse tax consequences and limitations imposed by the 2005 Credit Facility. Consequently, the Company’s ability to meet sudden, unexpected significant demands for cash collateral or for accelerated payment of principal and accrued interest obligations while continuing to fund the operations of its business is limited.
Potential Impact on Customer Contracts
     The Company’s decision to defer its filing of the 2005 Form 10-K beyond September 30, 2006 has been made after consultation with the leaders of its business units. The Company recognizes that there are a limited number of existing contracts, some of them significant, that could be terminable on receipt of an opinion from the Company’s independent registered public accountants containing an explanatory paragraph indicating uncertainty about the Company’s ability to continue as a going concern relative to the financial statements to be included in the 2005 Form 10-K. The Company believes it to be in the best interests of its economic stakeholders to resolve the issues created by the Order before seeking such a final opinion for the Company’s 2005 fiscal year from the Company’s independent registered public accountants. The Company cannot currently quantify the magnitude of existing business that could be at risk from the issues that the Order has created, but can identify that this business is located primarily in its Public and Commercial Services segments. The Company will make every effort to work with its clients during the resolution of this unfortunate and untimely situation, but there can be no assurances that its clients will not terminate these contracts during resolution of the issues that the Order has created. The Company will separately report any significant contract terminations as and when they occur. The loss of one or more existing contracts could have a material adverse effect on the Company’s financial condition and results of operations.
Lack of Public Disclosure Concerning BearingPoint
     As described above, we have not yet filed the Delayed SEC Reports. Until we file the Delayed SEC Reports, there will be limited public information available concerning our results of operations and financial condition. Our most recent available financial statements are as of December 31, 2004, and they may not be indicative of our current financial condition or results of operations for any period ending after December 31, 2004. The absence of more recent financial information may have a number of adverse effects on us and the Debentures, including a decrease in the market value of the Debentures and an increase in the volatility of such market price.
Effect of Proposed Amendments and Proposed Waiver and Rescission
     If the Supplemental Indenture relating to the Proposed Amendments is executed, the Proposed Amendments and Proposed Waiver and Rescission with respect to the Indenture will be binding on all Holders of the Debentures under the Indenture. The modification of the covenants of the Debentures related to timely filing of the Delayed SEC Reports and other provisions pursuant to the Proposed Amendments and Proposed Waiver and Rescission may adversely affect the market price of the Debentures or otherwise be adverse to the interests of the Holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND OTHER FACTORS
     Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future, including statements regarding the Company’s solicitation of consents, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.
BACKGROUND
     The Company experienced significant delays in completing its consolidated financial statements for the year ended December 31, 2004, and, in turn, experienced significant delays in completing its consolidated condensed financial statements for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. The Company filed its Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) on January 31, 2006 that included restatements of prior period financial statements. The Company also filed concurrently Forms 10-Q/A to restate its financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and for the comparable periods in 2003. In order to complete its 2005 financial statements, the Company was required to perform significant substantive procedures to compensate for the material weaknesses in the Company’s internal control over financial reporting. For information about the Company’s material weaknesses, see Item 9A in the 2004 Form 10-K.
     The Company is involved in a dispute with Holders of the Series B Debentures. In a January 18, 2006 lawsuit, certain Holders of the Series B Debentures alleged that (i) the Company was in default under the Series A & B Indenture as a result of the Company’s failure to timely provide certain periodic reports to the Trustee, and (ii) the Company had not honored a demand to accelerate all of the principal and accrued and unpaid interest on the Series B Debentures and sought unspecified damages for the breach. The Trustee, on behalf of the Holders of the Series B Debentures, sought an award of damages in the amount of $21.5 million, together with prejudgment interest at the rate of 9% commencing on November 17, 2005 but was not seeking to pursue a judgment based on acceleration.
     On September 19, 2006, the NY County Court granted in part the Trustee’s motion for summary judgment by finding that the Company is in default under the Series A & B Indenture as a result of the failure to timely provide certain periodic SEC reports to the Trustee under the terms of the Series A & B Indenture. The NY County Court denied the Company’s cross motion for summary judgment. The NY County Court did not grant the award for damages sought by the Trustee but instead ordered that damages be determined at trial. Acceleration of the Series B Debentures was neither sought by the Trustee in its motion for summary judgment nor ordered by the NY County Court.
     The Company believes that there are serious errors in the NY County Court’s ruling and intends to pursue its rights and remedies in that regard and has filed an appeal. At the same time, however, the fact that the judgment has been entered creates a risk for the Company that parties may react precipitously to the detriment of the Company and its economic stakeholders.
     The Proposed Amendments will provide that (i) during the period beginning with the effectiveness of the Proposed Amendments and ending at 5:30 p.m., New York City time, on October 31, 2007, a failure to comply with the Reporting Covenants will not constitute a default under the Indentures, (ii) if the Company is not in compliance with the Reporting Covenants at 5:30 p.m., New York City time, on October 31, 2007, then the Company can elect to pay to the Holders of Debentures as to which the Company has received and accepted Consents prior to the Expiration Date an additional consent fee of $2.50 and during the period beginning with 5:30 p.m., New York City time, on October 31, 2007 and ending at 5:30 p.m., New York City time, on October 31, 2008, a failure to comply with the Reporting Covenants will not constitute a default under the Indentures and (iii) during any period in which the failure to comply with the Reporting Covenants will not constitute a default under the Indentures as provided in the applicable Supplemental Indenture, any event of default or other similar condition or event (however described) that results in the acceleration of maturity resulting from the failure to comply with the Reporting Covenants (or substantially similar covenants) with respect to any series of debt securities of the Company outstanding on the date of the Supplemental Indenture shall not constitute default under the Indentures. The Proposed Waiver will provide that any and all defaults that may have occurred prior to the effectiveness of the Proposed Amendments relating to our failure to file the Delayed SEC Report and provide copies of the Delayed SEC Report to the Trustee and the Holders of the Debentures are waived. The Rescission will provide that any and all accelerations that may have arisen under the Indenture as a result of a failure by the Company to comply fully with the Reporting Covenants prior to the Effective will be rescinded. For a description of the Proposed Amendments, Proposed Waiver and Rescission, see “The Proposed Amendments, Waiver and Rescission.”
THE PROPOSED AMENDMENTS, WAIVER AND RESCISSION
Proposed Amendment
     Section 10.02 of each of the Indentures provides that the Company and the Trustee may enter into a supplemental indenture amending provisions of the Indentures with the consent of Holders of a majority in principal amount of the outstanding Debentures of each series. The Company is soliciting Consents from Holders in accordance with this provision.
     Set forth below is a summary of the Proposed Amendments. This summary does not purport to be complete and is qualified in its entirety by reference to the form of the Supplemental Indentures, which is available upon request from the Information Agent, for the full and complete terms of the Proposed Amendments. Any capitalized terms which are used in the following summary of the Proposed Amendments have the meanings assigned thereto in the Indentures.
     Certain Definitions: The following defined terms would be added to each Indenture:
     “Additional Consent Fee” means the payment defined as such with respect to the Debentures in the Solicitation Documents.”
     “Covenant Reversion Date” means the earlier of 5:30 p.m., New York City time, on (i) the Business Day following the Company’s failure to pay the Initial Consent Fee for the Debentures in accordance with the Solicitation Documents, (ii) the Business Day following the Company’s failure to pay the Additional Consent Fee, if due, for the Debentures in accordance with the Solicitation Documents and (iii) October 31, 2008.”
     “Initial Consent Fee” means the payment defined as such with respect to the Debentures in the Solicitation Documents.”
     “SEC Reports” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, and other information, documents and reports which the Company may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.”
     “Solicitation Documents” means the Consent Solicitation Statement dated as of October 18, 2006 and the related Consent Form, each as may be amended and supplemented from time to time.”
     Events of Default: The following sentence would be inserted at the end of Section 7.01 of the Indenture:
     “Notwithstanding any of the foregoing, (i) the failure of the Company to comply with Section 5.02 of this Indenture or §314 of the TIA before 5:30 p.m., New York City time, on the Covenant Reversion Date shall not constitute a default under clause (d) above and (ii) any event of default or other similar condition or event (however described) that results in the acceleration of maturity of any series of debt securities of the Company outstanding on the date of the Supplemental Indenture which event of default or other similar condition or event resulted from the failure to comply with Section 5.02 of the Indenture (or substantially similar covenants) or §314 of the TIA before 5:30 p.m., New York City time, on the Covenant Reversion Date shall not constitute default under clause (h) above; provided, however, that any foregoing failure to comply with Section 5.02 of this Indenture or §314 of the TIA and any such event of default or other similar condition shall constitute a default as of the Covenant Reversion Date if, as of 5:30 p.m., New York City time, on the Covenant Reversion Date, the Company shall not then have complied in all material respects with the provisions of Section 5.02.”

Proposed Waiver and Rescission
     Section 7.04 of the Indentures provides that Holders of a majority in principal amount of the outstanding Debentures of each series of Debentures by notice to the Trustee may on behalf of the Holders of all of the Debentures of such series waive any existing default or Event of Default, and its consequences, with certain exceptions. The Company is soliciting the waiver of any default or Event of Default that may have arisen under the Indenture as a result of a failure by the Company to comply fully with the Reporting Covenants prior to the Effective Time. Each Holder that executes a Consent Form will waive, in accordance with Section 7.04 of the Indenture, any and all defaults and Events of Default arising out of any such failure and any such defaults and Events of Default that shall have occurred before the Effective Time will be deemed to have been cured for all purposes.
     Section 7.02 of the Indentures provides that Holders of a majority in principal amount of the outstanding Debentures of each series of Debentures by notice to the Trustee may on behalf of the Holders of all of the Debentures of such series rescind an acceleration and its consequences. The Company is seeking the rescission of any and all accelerations that may have arisen under the Indentures as a result of a failure by the Company to comply fully with the Reporting Covenants prior to the Effective Time. Each Holder that executes a Consent Form rescinds, in accordance with Section 7.02 of the Indenture, any and all accelerations and the consequences thereof arising out of any such failure to comply fully with the Reporting Covenants and any such defaults and Events of Default in connection therewith that shall have occurred before the Effective Time.
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     Copies of the Consent Form and the Indenture are available upon request to the Information Agent. The Indentures, which are incorporated by reference herein, are also on file with the SEC.
THE SOLICITATION
General
     As of the Record Date, there were $250,000,000 aggregate principal amount of Series A Debentures outstanding, $200,000,000 aggregate principal amount of Series B Debentures outstanding and $200,000,000 aggregate principal amount of 5% Debentures outstanding. As of the Record Date, neither we nor any Person directly or indirectly controlled by or under direct or indirect common control with us nor, to our knowledge, any person directly or indirectly controlling us, held any Debentures. For purposes of determining whether any requisite principal amount of Debentures have given Consents, Debentures owned by us, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us, will be disregarded.
     Following receipt of the Requisite Consents (which have not been revoked) and in compliance with the conditions contained in the Indentures, the Proposed Amendments, Waiver and Rescission will become effective upon (i) with respect to the Proposed Amendments, the execution and delivery of the Supplemental Indentures by the Company and the Trustee and (ii) with respect to the Proposed Waiver, notice thereof addressed to the Trustee. We will make a public announcement of the Effective Time at or prior to 9:00 a.m., New York City time, on the next business day after the Effective Time. If we fail to pay the Consent Fees pursuant to this Solicitation, the Proposed Amendments, Proposed Waiver and Rescission will cease to have any effect beginning on the date of such failure.
     The delivery of a Consent will not affect a Holder’s right to sell or transfer any Debentures, and a sale or transfer of any Debentures after the Record Date will not have the effect of revoking any Consent properly given by the Holder of such Debentures. Therefore, each properly executed and delivered Consent will be counted notwithstanding any sale or transfer of any Debentures to which such Consent relates, unless the applicable Holder has complied with the procedure for revoking Consents, as described herein and in the Consent Form. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendments, Waiver and Rescission.

Record Date
     The Record Date is as of 5:00 p.m., New York City time, on October 17, 2006. This Statement and the Consent Form are being sent to all Holders on the Record Date as we are reasonably able to identify. Such date has been fixed as the date for the determination of Holders entitled to give Consents and receive the Consent Fees, if payable, pursuant to the Solicitation. We reserve the right to establish, from time to time, but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date with respect to the Debentures and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Solicitation.
Consent Fees
     Assuming satisfaction of all conditions to the Solicitation, on the business day following the Expiration Date, or as promptly as practicable thereafter, we will pay the Initial Consent Fee to each Holder of Debentures as to which we have received and accepted Consents prior to the Expiration Date. If the Company is not in compliance with the Reporting Covenants at 5:30 p.m., New York City time, on October 31, 2007, then the Company can elect to pay to the Holders of Debentures as to which we have received and accepted Consents prior to the Expiration Date an additional consent fee of $2.50 and during the period beginning with 5:30 p.m., New York City time, on October 31, 2007 and ending at 5:30 p.m., New York City time, on October 31, 2008, a failure to comply with the Reporting Covenants will not constitute a default under the Indentures.
     The right to receive Consent Fees is not transferable with any Debenture. We will only make payments of Consent Fees to Holders who have properly granted Consents that are in effect at the Expiration Date pursuant to the terms hereof. No other Holder of any Debentures will be entitled to receive any Consent Fees.
     Interest will not accrue on or be payable with respect to any Consent Fees.
     Consents will expire if the Requisite Consents have not been obtained on or before the Expiration Date.
How to Consent
     Holders who wish to Consent to the Proposed Amendments, Waiver and Rescission should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by mail, hand delivery, overnight courier or by facsimile or electronic transmission (with an original delivered subsequently) in accordance with the instructions contained therein to the Information Agent at its address or facsimile number set forth on the back cover page of this Statement. We will have the right to determine whether any purported Consent satisfies the requirements of the Solicitation and the Indenture, and any such determination shall be final and binding on the Holder who delivered such Consent or purported Consent. Consent Forms must be received by the Information Agent prior to the Expiration Date in order to qualify for payment of the Consent Fees.
     Consents will be accepted from Holders and any other Person who has obtained a proxy in a form reasonably acceptable to us that authorizes such other Person (or Person claiming title by or through such other Person) to vote any Debentures on behalf of such Holder. For purposes of the Solicitation, The Depository Trust Company (“DTC”) has authorized the direct participants in DTC (“DTC Participants”) set forth in the position listing of DTC as of the Record Date to execute Consent Forms as if they were Holders of the Debentures held of record in the name of DTC or its nominee. Accordingly, Consents will be accepted from DTC Participants. Any beneficial owner whose Debentures are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to consent should contact the Holder of its Debentures promptly and instruct such Holder to Consent on its behalf.
     Each Consent Form that is properly completed, signed, delivered to and received by the Information Agent prior to the Expiration Date (and accepted by us as such), and not validly revoked prior to the Effective Time, will be given effect in accordance with the specifications thereof. Holders must provide all Consents or none of them. A Consent Form should not be delivered to us, the Trustee or the Solicitation Agent. However, we reserve the right to accept any Consent received by us, the Trustee or the Solicitation Agent by any other reasonable means or in any form that reasonably evidences the giving of a Consent. Under no circumstances should any person tender or deliver Debentures to us, the Trustee, the Solicitation Agent or the Information Agent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of a Consent will be resolved by us, in our sole discretion, which resolution shall be final and binding. We reserve the right to reject any and all Consents not validly given or any Consents, our acceptance of which could, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the delivery of a Consent or modify the conditions to the Solicitation (subject to any requirement to extend the Expiration Date). Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as we shall determine. None of us, the Trustee, the Solicitation Agent, the Information Agent or any other person shall be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of Consents, nor shall any of them incur any liability for failure to give such notification.
     If the Debentures to which a Consent relates are held by two or more joint Holders, each such Holder must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If Debentures are held in different names, a separate Consent Form must be executed covering each name.
     If a Consent relates to fewer than all Debentures held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Debentures to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Debentures held by such Holder. The Consent Fees will be paid only for such portion of the Debentures to which a Consent relates.
Conditions to the Consent Solicitation
     Our acceptance of validly executed, delivered and unrevoked Consents and payment of the Consent Fees with respect thereto are subject to (i) Requisite Consents for all series of Debentures having been received (and not revoked) prior to the Expiration Date and (ii) the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the Proposed Amendments, Waiver and Rescission or the payment of the Consent Fees or that would question the legality or validity thereof.
     If any of the preceding conditions are not satisfied on or prior to the Expiration Date, we may, in our sole discretion and without giving any notice, allow the Solicitation to lapse, or extend the solicitation period and continue soliciting consents to the Solicitation. Furthermore, subject to applicable law, we may terminate the Solicitation at any time prior to the Effective Time, in which case any Consents received will be voided and no Consent Fees will be paid.
Expiration Date; Extensions; Amendment
     We will make a public announcement of the Expiration Date and our acceptance of validly tendered Consents at or prior to 9:00 a.m., New York City time, on the next business day after the Expiration Date. We may extend the Solicitation from time to time if any condition to this Solicitation has not been met. In order to extend the Expiration Date, we will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof at or prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcements may state that we are extending the Solicitation for a specified period of time. Failure of any Holder or beneficial owner of Debentures to be so notified will not affect the extension of the Solicitation.
     Notwithstanding anything to the contrary set forth in this Statement, we reserve the right at any time on or prior to the business day following the Expiration Date to (i) prior to the satisfaction of all conditions to the Solicitation, terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation, or (v) waive any of the conditions to the Solicitation, subject to applicable law. If we take any of these actions, we will make a public announcement thereof.

     If the Solicitation is amended in any material manner, or we waive or modify any material conditions to the Solicitation, we will promptly disclose such amendment, waiver or modification in a public announcement, and we may, if determined by us to be appropriate, extend the Solicitation for no less than one day, such period to be set at our discretion subject to applicable law.
     Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Solicitation, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the applicable Indenture.
Revocation of Consents
     Until the Effective Time, Holders may revoke Consents tendered prior to the Effective Time. Any notice of revocation received after the Effective Time will not be effective, even if received prior to the Expiration Date. Any Holder who revokes a Consent prior to the Effective Time will not receive any Consent Fees, unless such Consent is redelivered and properly received by the Information Agent and accepted by us on or prior to the Expiration Date. Unless properly revoked, a Consent by a Holder shall bind the Holder and every subsequent Holder of such Debentures or portion of such Debentures that evidences the same debt as the consenting Holder’s Debentures, even if a notation of the Consent is not made on any such Debentures.
     Subject to the immediately preceding paragraph, any Holder as to which a Consent has been given prior to the Effective Time may revoke such Consent as to such Debentures or any portion of such Debentures (in integral multiples of $1,000) by delivering a written notice of revocation bearing a date later than the date of the prior Consent Form to the Information Agent at any time prior to the Effective Time. With respect to a Consent delivered prior to the Effective Time, any notice of revocation received by the Information Agent after the Effective Time will not be effective.
     To be effective, a notice of revocation must be in writing signed by the Holder, must contain the name of the Holder and the principal amount of Debentures to which it relates, must be received by the Information Agent before the Effective Time and must be signed in the same manner as the original Consent Form. All revocations of Consents should be addressed to the Information Agent at the address set forth on the back cover of this Statement.
     We reserve the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by us in our sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of us, any of our affiliates, the Solicitation Agent, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation, nor shall any of them incur any liability for failure to give such information.
Solicitation Agent and Information Agent
     We have retained Citigroup Global Markets Inc. to serve as our solicitation agent (the “Solicitation Agent”) and Global Bondholder Services Corporation to serve as our information agent (the “Information Agent”) in connection with the Solicitation. The Solicitation Agent has not been retained to render an opinion as to the fairness of the Solicitation. We have agreed to indemnify the Solicitation Agent and the Information Agent against certain liabilities and expenses. At any time, the Solicitation Agent may trade the Debentures for its own account or for the accounts of its customers and, accordingly, may have a long or short position in the Debentures. The Solicitation Agent and its affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us. In addition, the Solicitation Agent or its affiliate is administrative agent and collateral agent under our credit agreement and acted as placement agent and initial purchaser of the Debentures.
     We have not authorized any person (including the Solicitation Agent and the Information Agent) to give any information or make any representations in connection with the Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Information Agent, the Solicitation Agent or any other person.

     Requests for assistance in filling out and delivering Consent Forms or for additional copies of this Statement or the Consent Form may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Statement.
Fees and Expenses
     We will bear the costs of the Solicitation, including the fees and expenses of the Solicitation Agent, the Solicitation Agent’s counsel and the Information Agent. We will pay the Trustee reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses.
     Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent, by application of funds provided by us, for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will pay all other fees and expenses attributable to the Solicitation, other than expenses incurred by Holders or beneficial owners of Debentures.

CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSIDERATIONS
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     To ensure compliance with U.S. Treasury Department Circular 230, each Holder is hereby notified that: (a) any discussion of U.S. federal tax issues in this Statement is not intended or written to be used, and cannot be used, by such Holder for the purpose of avoiding penalties that may be imposed on such Holder under the Internal Revenue Code; (b) any such discussion has been included by the Company in connection with the promotion or marketing (within the meaning of Circular 230) by the Company of the transaction or matters described herein, namely the Solicitation; and (c) each such Holder should seek advice based on its particular circumstances from an independent tax advisor.
* * *
     The following is a general discussion of certain of material U.S. federal income tax considerations of the adoption of the Proposed Amendments, Proposed Waiver and Rescission and the receipt of the Consent Fees that may be relevant to a U.S. holder (as defined below). This discussion does not address state, local or foreign tax considerations nor does it consider all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its individual investment circumstances or to a U.S. holder subject to special tax rules. For example, this discussion does not address tax considerations to a U.S. holder that is a financial institution, insurance company, real estate investment trust, regulated investment company, hybrid entities, partnership or other pass-through entity, tax-exempt organization, dealer in securities or currencies, trader in securities that elects to use the mark-to-market method of accounting for its securities, a U.S. holder that holds Debentures as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, a U.S. holder that has a functional currency other than the U.S. dollar, certain former citizen or resident of the United States, individual retirement or other tax-deferred account, a corporation that accumulates earnings to avoid U.S. federal income tax, or a person subject to the alternative minimum tax. Moreover, this discussion does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax considerations of the adoption of the Proposed Amendments, Proposed Waiver and Rescission and receipt of the Consent Fees. This discussion assumes that a U.S. holder has held its Debentures as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). This discussion is based on the Internal Revenue Code and applicable Treasury regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect which may result in U.S. federal income tax consequences different from those described below.
     For purposes of this discussion, a “U.S. holder” is a beneficial owner of Debentures that, for U.S. federal income tax purposes, is: an individual citizen or resident of the United States , including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code; a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (i) a trust if a court within the United States can exercise primary supervision over its administration, and one or more U. S. persons have the authority to control all of the substantial decisions of that trust, or (ii) certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts prior to that date. A “non-U.S. holder” is a beneficial owner of the Debentures that is an individual, corporation, estate or trust and is not a U.S. holder.
     If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Debentures, the tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Debentures are encouraged to consult their tax advisors.
     Holders are encouraged to consult their own tax advisors regarding the specific federal, state, local, and foreign income and other tax considerations to them in their particular situations of the adoption of the Proposed Amendments, Proposed Waiver and Rescission and the receipt of the Consent Fees.

Consenting U.S. Holders
     The U.S. federal income tax consequences to a consenting U.S. holder of the adoption of the Proposed Amendments, Proposed Waiver and Rescission and the receipt of the Consent Fees will depend, in part, upon whether the adoption of the Proposed Amendments, Proposed Waiver and Rescission and/or receipt of the Consent Fees result in a “significant modification” and thus a deemed exchange of the Debentures for “new Debentures” for U.S. federal income tax purposes. A modification of a debt instrument that is not a significant modification does not create a deemed exchange.
     Under applicable Treasury regulations, the modification of a debt instrument is a significant modification if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications of the debt instrument collectively), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant”. In addition, Treasury regulations provide an exception under which a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification, and also provide that an agreement by a holder to temporarily waive an acceleration clause or similar default right is not a modification if the forbearance period is generally less than two years. There is no authority addressing the types of covenants that are considered customary accounting or financial covenants for these purposes and the application of the exceptions to the Proposed Amendments, Proposed Waiver and Rescission is uncertain. Based on our interpretation of the applicable rules relating to the modification of debt instruments, we intend to take the position that the adoption of the Amendments and Waiver does not constitute a significant modification of the Debentures.
     Treasury regulations also provide that a change in the yield of a debt instrument is not a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the holder as consideration for the modification, such as the Consent Fees) does not vary from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. Although the payment of the Consent Fees will change the yield of the Debentures, this change will be smaller than that which would be treated as a significant modification under the Treasury regulations. Accordingly, the adoption of the Proposed Amendments, Proposed Waiver and Rescission and the payment of the Consent Fees should not cause a deemed exchange of a U.S. holder’s Debentures for new Debentures for U.S. federal income tax purposes, and a U.S. holder should not recognize gain or loss as a result of a deemed exchange (although the Consent Fees would be included in income, as discussed below). A. U.S. holder would have the same adjusted tax basis and holding period in the Debentures after the adoption of the Proposed Amendments, Proposed Waiver and Rescission that such U.S. holder had in the Debentures immediately before such adoption.
     There is no authority directly addressing the U.S. federal income tax consequences of the receipt of the Consent Fees, and the tax consequences of a U.S. holder’s receipt of the Consent Fees consequently are unclear. In the absence of an administrative or judicial decision to the contrary with respect to consent fees generally or with respect to the Consent Fees, the Company intends to treat the Consent Fees for U.S. federal income tax purposes as an amount paid to U.S. holders in separate consideration for the Consent pursuant to this Solicitation. Alternatively, the Consent Fees might be treated as a payment in the nature of additional interest on the Debentures. In either case, a U.S. Holder would recognize ordinary income in respect of the Consent Fees received, without any reduction by any portion of a U.S. Holder’s tax basis in the Debentures.
     U.S. holders of the Debentures should note that no ruling has been requested from the IRS regarding the tax consequences of the adoption of the Proposed Amendments, Proposed Waiver and Rescission and payment of the Consent Fees. No assurance can be given that the positions we intend to be take, as described above, will be accepted by the IRS or a court. Positions different than those we intend to be take, as described above, could affect the character or timing of income recognized with respect to the Debentures for U.S. federal income tax purposes. All U.S. holders should consult their tax advisors regarding federal, state, local and foreign income and other tax consequences of possible receipt of the Consent Fee and adoption of the Amendments and Waiver.

Non-Consenting U.S. Holders
     Because, as described above, we intend to take the position that the adoption of the Proposed Amendments, Proposed Waiver and Rescission do not constitute a significant modification, we intend to take the position that a non-consenting U.S. holder who does not receive Consent Fees will not recognize any income, gain or loss in connection with the Solicitation.
     A non-consenting U.S. holder of the Debentures should carefully read the disclosure to consenting U.S. holders set forth above. No assurance can be given that the positions we intend to be take, as described above, will be accepted by the IRS or a court. Positions different than those we intend to be take, as described above, could affect the character or timing of income recognized with respect to the Debentures for U.S. federal income tax purposes. All U.S. holders should consult their tax advisors regarding the tax consequences of the adoption of the Proposed Amendments, Proposed Waiver and Rescission.
Non-U.S. Holders
     Because the tax characterization of the Consent Fees is unclear, we, or the applicable withholding agent, will withhold U.S. federal income tax from the Consent Fees paid to a non-U.S. holder at a rate of 30%, unless the non-U.S. holder provides to the applicable withholding agent a properly executed (a) IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty or (b) IRS Form W 8ECI stating that the Consent Fees are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.
     Interest generally will be subject to U.S. federal withholding tax at a rate of 30% except to the extent (i) the non-U.S. holder is engaged in the conduct of a trade or business in the United States with which the receipt of the interest is effectively connected and provides a properly executed IRS Form W-8ECI, (ii) a U.S. tax treaty either eliminates or reduces such withholding tax with respect to the interest and the non-U.S. holder provides a properly executed IRS Form W-8BEN, or (iii) the “portfolio interest” exception of the Code applies and (a) the non-U.S. holder certifies in a statement provided to the Company or the Company’s paying agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address (generally by completing an IRS Form W-8BEN), (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Debentures on behalf of the non-U.S. holder certifies to the Company or the Company’s paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such non-U.S. holder is not a U.S. holder and provides the Company or the Company’s paying agent with a copy of such statement or (c) the non-U.S. holder holds its Debentures directly through a “qualified intermediary” and certain conditions are satisfied. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
     Non-U.S. holders should consult their tax advisors regarding the availability of a refund of any tax withheld.
Backup Withholding And Information Reporting
     In general, information reporting requirements will apply to the payment of the Consent Fees to a U.S. holder, although such rules will not apply to payments made to a non-U.S. holder pursuant to the Solicitation if certain conditions are met. U.S. federal income tax law also imposes “backup withholding” unless a consenting U.S. holder has provided such Holder’s correct taxpayer identification number (“TIN”) or IRS Form W-9 (or suitable substitute form), has certified that it is not subject to backup withholding, and has otherwise complied with applicable requirements of the backup withholding rules. In the case of a U.S. holder who is an individual, the TIN is his or her social security number. Exempt U.S. holders (including corporations) are not subject to these backup withholding and information reporting requirements, provided that they properly demonstrate their eligibility for exemption.

     If the consenting U.S. holder has not provided the correct TIN and certain other information or an adequate basis for exemption, the Holder may be subject to a penalty imposed by the IRS, and the Consent Fees paid to the U.S. holder will be subject to a backup withholding tax of 28%.
     Information returns will be filed with the IRS reflecting the payment of the Consent Fees to non-U.S. holders. Copies of these forms will be made available to taxing authorities of countries with which the IRS has an exchange of information agreement. A non-U.S. holder will not be subject to backup withholding and certain other information reporting if, among other conditions, such non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our withholding agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A non-U.S. holder generally may establish such an exemption by providing a properly executed IRS Form W-8BEN or IRS Form W-8ECI to the withholding agent.
     Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the Holder subject to the withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS provided the required information is furnished in a timely manner.
     Each Holder should consult its own tax advisor with regard to the Proposed Amendments , Proposed Waiver, Rescission, the receipt of the Consent Fees and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

WHERE YOU CAN FIND MORE INFORMATION
     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. However, we have not filed certain of our reports as required. See “Risk Factors—Lack of Public Disclosure Concerning BearingPoint”.
     This Statement “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any subsequently filed document, to the extent it modifies information in this Statement or in any document incorporated by reference in this Statement, will automatically update and supersede the information originally in this Statement or incorporated by reference in this Statement. We incorporate by reference the following documents listed below (filed under File No. 001-31451) and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the Expiration Date:
•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Forms 12b-25 with respect to the year ended December 31, 2005 and the quarterly periods ended March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006 and June 30, 2006;

•	Our Current Reports on Form 8-K filed on March 10, 2006, March 31, 2006, April 25, 2006, July 25, 2006, September 26, 2006 and October 5, 2006.
     You may request a copy of these filings at no cost, by writing or telephoning us, at the following address:
1676 International Dr
Mclean, Virginia 22102
Attention: Investor Relations
(703) 747-3000
     The above SEC filings are also available to the public on our website at www.BearingPoint.com. Information on our website is not part of this Statement.
MISCELLANEOUS
     The Solicitation is not being made to, and Consent Forms will not be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to make the Solicitation in any such jurisdiction and to extend the Solicitation to Holders in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on our behalf by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

EXHIBIT A
BEARINGPOINT, INC.
SOLICITATION OF CONSENTS TO
AMENDMENTS TO INDENTURE AND WAIVER OF DEFAULTS
     In order to give the Consents, a Holder should mail, hand deliver, send by overnight courier or by facsimile or electronic transmission (in each case, confirmed by physical delivery) a properly completed and duly executed Consent Form, and any other required document, to the Information Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Solicitation Agent or the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.
The Solicitation Agent for the Solicitation is:
Citigroup Global Markets Inc.
390 Greenwich Street, 4th Floor
New York, New York 10013
Attn: Liability Management Group
Toll-free: (800) 558-3745
Collect: (212) 723-6106
The Information Agent for the Solicitation is:
Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free: (866) 857-2200
By Facsimile:
(For Eligible Institutions only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail 65 Broadway — Suite 723 New York, NY 10006	By Overnight Courier 65 Broadway — Suite 723 New York, NY 10006	By Hand 65 Broadway — Suite 723 New York, NY 10006